EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference in this Registration Statement on Form S-8 of our report dated September 21, 2011, related to the consolidated financial statements of Lyris, Inc., which appears in the Annual Report on Form 10-K of Lyris, Inc. for the year ended June 30, 2011.

/s/ Burr Pilger Mayer, Inc.

East Palo Alto, CA

August 8, 2012